Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

2 Year Market-Linked Securities Linked to SPXI7EV2

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Index:	The S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER (Ticker: SPXI7EV2)
Pricing date:	June 30, 2026
Valuation date:	June 30, 2028
Maturity date:	July 6, 2028
Upside participation rate:	250.00%
CUSIP / ISIN:	17332YNF1 / US17332YNF15
Initial index level:	The closing level of the Index on the pricing date
Final index level:	The closing level of the Index on the valuation date
Index return:	(Final index level - initial index level) / initial index level
Return amount:	If the final index level is greater than the initial index level: $1,000 × the index return × the upside participation rate If the final index level is less than or equal to the initial index level: $0 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Payment at maturity:	You will receive at maturity for each security you then hold, the stated principal amount *plus* the return amount, which will be either zero or positive
Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated June 2, 2026

Hypothetical Payment at Maturity per Security


$2,000
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
Payment at Maturity per Security
Return Amount
$1,000.00 Stated Principal Amount
A
B
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Index Return
The Index
The Securities

	Hypothetical Index Return on Valuation Date	Hypothetical Security Return	Hypothetical Payment at Maturity
B	50.000%	125.000%	$2,250.000
	25.000%	62.500%	$1,625.000
	5.000%	12.500%	$1,125.00
A	0.000%	0.000%	$1,000.000
	-25.000%	0.000%	$1,000.000
	-50.000%	0.000%	$1,000.000
	-100.000%	0.000%	$1,000.000

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 Selected Risk Considerations • You may not receive any return on your investment in the securities. You will receive a positive return on your investment in the securities only if the Index appreciates from the initial index level to the final index level. If the final index level is less than or equal to the initial index level, you will receive only the stated principal amount for each security you hold at maturity. • The securities do not pay interest. • Your payment at maturity depends on the closing level of the Index on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The Index is likely to underperform the S&P 500® Index over any period in which the S&P 500® Index appreciates. • The Index may perform poorly if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines. • The Index may experience significantly greater volatility than its volatility target. • The Index’s intraday trend - following mechanism may not be effective. • The Index’s overnight mean - reversion mechanism may not be effective. • The Index may perform poorly in temporary market downturns. • The Index may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the Index will be reduced by notional costs and by a decrement of 2% per annum. • The decrement of 2% per annum may reduce the annual return of the Index by more (and possibly significantly more) than 2%. • The negative impact of notional costs on the annual return of the Index may be greater than the absolute amount by which notional costs reduce the value of the Index. • The manner in which the Index measures underlying volatility may not be effective. • The Index has limited actual performance information. • An affiliate of ours participated in the development of the Index. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and index supplement for a more complete description of risks relating to the securities.